FOR IMMEDIATE RELEASE
April 26, 2017

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2017 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2017.

“As we move through 2017, we remain a proven partner for our members, as reflected by advances levels of more than $100 billion in the first quarter,” said José R. González, president and CEO of the FHLBNY. “As a dependable partner for our members, reliability is at the center of all that we do.”

Highlights from the first quarter of 2017 include:

Net income for the quarter was $69.6 million, a decrease of $13.8 million, or 16.5 percent, from net income of $83.4 million for the first quarter of 2016.  This decrease was driven by a one-time charge of $70 million to settle all claims related to the 2008 Lehman Brothers bankruptcy.  The FHLBNY believes that the settlement is in the best interest of its franchise and its cooperative, as it removes the uncertainty presented by litigation.  Return on average equity (“ROE”) for the quarter was 3.75 percent (annualized), compared to ROE of 5.1 percent for the first quarter of 2016.

Excluding the Lehman settlement, net income for the quarter would have been $132.6 million, an increase of $49.2 million or 58.9 percent, from net income of $83.4 million for the first quarter of 2016.  First quarter 2017 results, excluding the settlement, were driven by higher advances balances, higher market interest rates and favorable interest rate spreads.

As of March 31, 2017, total assets were $141.8 billion, a decrease of $1.8 billion, or 1.3 percent, from total assets of $143.6 billion at December 31, 2016. This decline in total assets was driven primarily by lower advances balances during the period. As of March 31, 2017, advances were $101.4 billion, a decrease of $7.9 billion, or 7.2 percent, from $109.3 billion at December 31, 2016.

As of March 31, 2017, total capital was $7.3 billion, a decrease of $0.3 billion from total capital of $7.6 billion at December 31, 2016. The FHLBNY’s retained earnings decreased during the quarter by $17.4 million to $1.4 billion as of March 31, 2017, of which $994.5 million was unrestricted retained earnings and $400.1 million was restricted retained earnings. At March 31, 2017, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2017 with the U.S. Securities and Exchange Commission on or before May 12, 2017.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2017, the FHLB of New York serves 324 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.